Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Second Quarter 2014 Results from Continuing Operations

•	Operating income of $18.5 million – highest operating income reported since 2010

•	Adjusted EBITDA(1) of $28.3 million

•	Record quarter performance in Canada with 11.0% operating margin

•	Year-to-date Term Loan debt reduction of $28.5 million

•	Moody’s Investors Service and Standard & Poor’s Ratings Services change Willbros outlook from stable to positive

HOUSTON, TX, AUGUST 04, 2014 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the second quarter of 2014. The Company reported net income from continuing operations of $7.0 million, or $0.14 per diluted share, on revenue of $543.6 million, compared to a net loss from continuing operations in the second quarter of 2013 of $2.6 million, or $0.05 per share, on revenue of $435.8 million. Second quarter results included a non-cash debt extinguishment charge of $948 thousand, or $0.02 per share. The Company reported operating income of $18.5 million, a $12.2 million improvement compared to operating income of $6.3 million in the second quarter of 2013. Adjusted EBITDA(1) of $28.3 million for the second quarter of 2014 was a $9.8 million improvement from the same period last year.

Randy Harl, Chief Executive Officer, commented, “We continue to deliver more stable and predictable results and our second quarter performance reflects the benefit of having a diversified business model, with broad end-market exposure. Our operating results again improved quarter-over-quarter and exceeded any quarter in the last four years. Three of our four segments continue to generate strong operating performance. Canada delivered record second quarter results with operating margins of 11.0 percent, even with the Spring breakup.

“We had a $14.0 million operating income improvement in the Oil & Gas segment over the second quarter of 2013. As we anticipated, our regional delivery services business became profitable for the first time since 2012.”

Segment Operating Results

Oil & Gas

For the second quarter of 2014, the Oil & Gas segment reported contract revenue of $237.8 million, an increase of $103.4 million compared to the second quarter of 2013. The operating loss of $7.8 million was an improvement of $14.0 million from the second quarter of 2013. This improvement was primarily driven by the return to profitability in the regional service lines, reflecting the Company’s focus on larger midstream opportunities and right-sizing the regional offices to align resources with the markets where it can be successful. However, cost increases on one project in Oil & Gas led to a loss for the segment.

1 of 3
CONTACT:
Michael W. Collier	Connie Dever
Senior Vice President	Director Investor Relations
Corporate Communications	Willbros
Willbros	713-403-8035
713-403-8038

Utility T&D

Distribution related revenue and operating margins increased as the segment expands its geographic footprint in areas adjacent to Texas and along the Atlantic seaboard. For the second quarter of 2014, the Utility T&D segment reported operating income of $9.0 million on revenue of $111.9 million compared to operating income of $15.6 million on revenue of $128.3 million in the second quarter of 2013. The Company is successfully transitioning to a more balanced customer base for transmission and distribution services.

Canada

The Canada segment delivered another strong quarter of operating results in what is historically a seasonally weaker quarter due to the Spring breakup. Canada reported a record second quarter operating income of $10.5 million, with operating margins of 11.0 percent, on revenue of $95.3 million compared to operating income of $4.3 million, with operating margins of 4.9 percent, on revenue of $87.4 million in the second quarter of 2013. Canada continues to benefit from its focus on the oil sands mining and in-situ markets.

Professional Services

Revenue generated by the Professional Services segment increased 14.8 percent to $100.4 million compared to $87.4 million in the second quarter of 2013. The segment reported operating income of $6.9 million, a decrease of $1.3 million compared to the second quarter of 2013. The decrease quarter-over-quarter was driven by the delayed start on a government services fueling facility. Strong execution and operational performance on EPC projects, as well as higher margins in locating and integrity field services, partially offset the impact of this delay. The Company continues to expect that the investments made in new offices and technology will result in margin improvement going forward.

Backlog(2)

At June 30, 2014, Willbros total backlog was $1.7 billion compared to $1.9 billion at March 31, 2014, primarily due to the continued work-off of long-term master service agreements, which are subject to renewal options in future years, as well as the burn-off of backlog on several significant Oil & Gas projects during the quarter. At June 30, 2014, twelve month backlog also decreased slightly to $943.8 million from $1.0 billion at March 31, 2014.

2 of 3
CONTACT:
Michael W. Collier	Connie Dever
Senior Vice President	Director Investor Relations
Corporate Communications	Willbros
Willbros	713-403-8035
713-403-8038

Liquidity

At June 30, 2014, the Company had $28.3 million of cash and cash equivalents. As previously indicated, the Company borrowed $30.0 million on its revolver during the second quarter to finance working capital increases due to seasonal work levels, major projects and growth in revenue. Unused availability under our revolver at June 30, 2014 was $47.1 million on a borrowing base of $142.9 million. With letters of credit outstanding of $65.8 million, total liquidity at June 30, 2014 was $75.4 million.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, August 5, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Second Quarter Earnings Conference Call

When:	Tuesday, August 5, 2014—9:00 a.m. Eastern Time

How:	Live via phone—By dialing 719-325-2244 or 888-510-1785 few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through August 12, 2014 and may be accessed by calling 719-457-0820 or 888-203-1112 using pass code 8525159#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

###

3 of 3
CONTACT:
Michael W. Collier	Connie Dever
Senior Vice President	Director Investor Relations
Corporate Communications	Willbros
Willbros	713-403-8035
713-403-8038

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income Statement
Contract revenue
Oil & Gas	$237,777	$134,368	$431,831	$302,904
Utility T&D	111,936	128,321	208,269	241,525
Canada	95,277	87,425	212,356	199,420
Professional Services	100,395	87,423	187,820	165,888
Eliminations	(1,828)	(1,692)	(3,335)	(2,981)

	543,557	435,845	1,036,941	906,756
Operating expenses
Oil & Gas	245,626	156,198	441,860	339,209
Utility T&D	102,968	112,693	199,532	224,004
Canada	84,796	83,117	189,302	184,605
Professional Services	93,489	79,238	178,676	157,090
Eliminations	(1,828)	(1,692)	(3,335)	(2,981)

	525,051	429,554	1,006,035	901,927
Operating income (loss)
Oil & Gas	(7,849)	(21,830)	(10,029)	(36,305)
Utility T&D	8,968	15,628	8,737	17,521
Canada	10,481	4,308	23,054	14,815
Professional Services	6,906	8,185	9,144	8,798

Operating income	18,506	6,291	30,906	4,829
Other expense
Interest expense, net	(7,477)	(7,419)	(15,195)	(15,109)
Loss on early extinguishment of debt	(948)	—	(948)	—
Other, net	(151)	(308)	(111)	(77)

	(8,576)	(7,727)	(16,254)	(15,186)

Income (loss) from continuing operations before income taxes	9,930	(1,436)	14,652	(10,357)
Provision for income taxes	2,962	1,126	6,297	3,738

Income (loss) from continuing operations	6,968	(2,562)	8,355	(14,095)
Income (loss) from discontinued operations net of provision for income taxes	(10,620)	(4,339)	(18,614)	11,386

Net loss	$(3,652)	$(6,901)	$(10,259)	$(2,709)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.14	$(0.05)	$0.17	$(0.29)
Discontinued operations	(0.22)	(0.09)	(0.38)	0.24

	$(0.08)	$(0.14)	$(0.21)	$(0.05)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.14	$(0.05)	$0.17	$(0.29)
Discontinued operations	(0.21)	(0.09)	(0.37)	0.24

	$(0.07)	$(0.14)	$(0.20)	$(0.05)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(47,798)	$30,611	$(48,084)	$5,512
Investing activities	$22,367	$(2,031)	41,626	34,741
Financing activities	$3,577	$14,889	(19,583)	(44,009)
Foreign exchange effects	$717	$(291)	(106)	(519)
Discontinued operations	$(4,466)	$734	10,811	3,505
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	49,337	48,587	49,093	48,447
Diluted	49,779	48,587	49,726	48,447
Adjusted EBITDA from continuing operations(1)	$28,301	$18,505	$51,362	$27,361
Purchases of property, plant and equipment	4,718	1,674	8,353	4,600
Reconciliation of Non-GAAP Financial Measure
Adjusted EBITDA from continuing operations (1)
Income (loss) from continuing operations	$6,968	$(2,562)	$8,355	$(14,095)
Interest expense, net	7,477	7,419	15,195	15,109
Provision for income taxes	2,962	1,126	6,297	3,738
Depreciation and amortization	9,395	10,444	18,559	20,726
Loss on early extinguishment of debt	948	—	948	—
Stock based compensation	2,030	1,958	4,509	2,761
Restructuring and reorganization costs	—	58	220	154
(Gain) loss on disposal of property and equipment	(1,479)	62	(2,721)	(1,032)

Adjusted EBITDA from continuing operations (1)	$28,301	$18,505	$51,362	$27,361

	6/30/2014	3/31/2014	12/31/2013
Balance Sheet Data
Cash and cash equivalents	$28,274	$53,877	$42,569
Working capital	235,152	233,483	248,086
Total assets	842,394	865,588	870,668
Total debt	258,103	254,094	277,208
Stockholders’ equity	179,333	180,328	188,774
Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$297,011	$343,493	$368,776
Utility T&D	946,321	990,004	978,535
Canada	255,812	285,364	365,946
Professional Services	213,557	256,594	256,981

Total Backlog	$1,712,701	$1,875,455	$1,970,238

Total Backlog By Geographic Area
United States	$1,453,981	$1,586,092	$1,599,796
Canada	255,812	285,364	365,946
Other International	2,908	3,999	4,496

Total Backlog	$1,712,701	$1,875,455	$1,970,238

12 Month Backlog	$943,824	$1,044,037	$1,039,386

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.